Exhibit 99.1

Cubist Pharmaceuticals to Acquire Calixa Therapeutics

•                  Calixa’s Phase 2 stage antibiotic CXA-201, following successful development and regulatory review, has the potential to become a market leader in a growing area of unmet medical need  — the empirical treatment of common, serious Gram-negative infections, especially when the presence of the Gram-negative pathogen Pseudomonas aeruginosa, including multi-drug resistant strains, is suspected.

•                  The acquisition would leverage Cubist’s antibiotic development and regulatory expertise as well as its U.S. acute care commercial organization.

•                  CXA-201’s development plan targets indications in complicated urinary tract infections (cUTI), and complicated intra-abdominal infections (cIAI), followed by nosocomial pneumonia.

Lexington, Mass., December 14, 2009 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) a leading acute care therapeutics company, announced today the signing of a definitive agreement under which Cubist has agreed to acquire privately held Calixa Therapeutics Inc., a biopharmaceutical company focused on the development of novel antibiotics that address the expanding problem of multi-drug resistant Gram-negative pathogens. The Boards of Directors of each company have unanimously approved the agreement. Subject to obtaining requisite consents and other conditions, the acquisition is expected to close in the fourth quarter of 2009.

Calixa’s lead compound, CXA-201 is an intravenously administered combination of Calixa’s novel anti-pseudomonal cephalosporin CXA-101, which is currently in Phase 2 clinical trials for cUTI, and the β-lactamase inhibitor tazobactam. Cubist would obtain Calixa’s rights to develop and commercialize CXA-201, and other products that incorporate CXA-101 (previously FR264205), which Calixa acquired from Astellas Pharma Inc. Calixa has such rights in all territories of the world except select Asia-Pacific territories.

CXA-201 is being developed as a first-line intravenous therapy for the treatment of certain serious Gram-negative bacterial infections in the hospital, including those caused by multi-drug resistant P. aeruginosa. Its demonstrated potency against P. aeruginosa would give CXA-201 a highly differentiated profile versus marketed antibiotics. Cubist anticipates advancing the program for cUTI and cIAI in the first half of 2010. The next study in the cUTI program would take into consideration the results of the ongoing cUTI trial with CXA-101 and, in addition, a Phase 2 trial of CXA-201 for cIAI would be planned for the first half of 2010.  Cubist also would expect to begin clinical studies of CXA-201 for the nosocomial pneumonia indication in the second half of 2010. Assuming successful development, Cubist would expect to file a New Drug Application for CXA-201 in the second half of 2013.

Pursuant to the terms of the agreement, on closing, Cubist would pay to the Calixa stockholders $92.5 million in cash, subject to certain adjustments, and Calixa would become a wholly-owned subsidiary of Cubist. Cubist also would be required to make potential payments to the Calixa stockholders of up to $310 million upon achieving certain development, regulatory, and commercial milestones related to products which incorporate CXA-101. No financing would be necessary to complete the acquisition of Calixa or to fund the development of Calixa’s product candidates.

Cubist President and CEO Michael Bonney said, “We are excited about the opportunity to add CXA-201 to our clinical pipeline. If successfully developed and launched, we believe that CXA-201 would be a potent weapon in the treatment of serious infections caused by multi-drug-resistant strains of the Gram negative pathogen Pseudomonas aeruginosa, playing a role similar to our Gram positive therapy CUBICIN® (daptomycin for injection) for the treatment of complicated skin infections and bacteremia caused by MRSA. We believe Cubist is ideally positioned to develop and commercialize this novel antibiotic that, assuming success, will provide physicians with a critically needed new weapon to treat certain serious infections caused by multi-drug-resistant Gram-negative pathogens, including those caused by Pseudomonas aeruginosa.”

“We are delighted to be entering into this transaction with Cubist,” added Dennis Podlesak, Calixa’s Chief Executive Officer. “Cubist has a proven track record of success in developing and commercializing anti-infective products, as highlighted by the considerable success of CUBICIN, and we have great confidence in their ability to optimize the therapeutic and commercial potential of the Calixa portfolio.”

About Pseudomonas aeruginosa

Recent medical literature identifies P. aeruginosa as the most prevalent Gram-negative pathogen responsible for hospital-acquired infections, and points to its significant virulence and steeply increasing incidences in intensive care units (ICU). Using data from the National Nosocomial Infections Surveillance of ICUs in the United States, research identified P. aeruginosa as the most frequently isolated Gram-negative strain, with an incidence almost doubling between 1975 and 2003. For example, an increase of P. aeruginosa from 9.6% to 16.3% was shown in nosocomial pneumonia and from 9.3% to 16.3% in UTIs. Similar increases in P. aeruginosa-related infections were shown by the SENTRY Antimicrobial Surveillance Program for Europe, comparing data between 1997 and 2002. Pseudomonal infections can involve any part of the human body but among the most common are urinary tract, bloodstream, wound/burn, and intra-abdominal infections. Resistance to current treatment regimens for such infections is growing, with the increasing appearance of P. aeruginosa strains expressing multi-drug resistance against the commonly used first-line anti-Pseudomonal antibiotics.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

Cubist will host a conference call and live audio webcast

to discuss the contents of this press release.

WHEN: Monday, December 14, 2009 at 9:00 a.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8289

LIVE INTERNATIONAL CALL-IN: 201-689-8341

Slides for the call are available at the following URL:

http://www.investorcalendar.com/IC/CEPage.asp?ID=153626

24-HOUR REPLAY DOMESTIC & CANADA: 877-660-6853

24-HOUR REPLAY INTERNATIONAL: 201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 351 , CONFERENCE ID #: 339758

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com

Replay will be available for 30 days at www.cubist.com

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About Calixa

Calixa Therapeutics, Inc., a San Diego-based company that was founded in 2007, is a privately-held biopharmaceutical company focused on the development of a novel cephalosporin to address the expanding problem of multi-drug resistant organisms. Calixa was co-founded in 2007 by Drs. Eckard Weber and James Ge. Calixa successfully acquired the global (excluding certain Asia-Pacific territories) development rights for FR264205 — CXA-101, which in combination with the β-lactamase inhibitor tazobactam comprise CXA-201 — from Astellas Pharma Inc.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist entered into an agreement with AstraZeneca to promote their established antibiotic, MERREM® I.V. (meropenem for injection) in the U.S. The Cubist clinical product pipeline includes ecallantide, a recombinant human protein in Phase 2 for the reduction of blood loss during cardiac surgery, and two Phase 1 programs that address unmet medical needs, one in CDAD (Clostridium difficile-associated diarrhea) and the other in multi-drug resistant (MDR) Gram-negative infections. In addition, the Company, in collaboration with Alnylam Pharmaceuticals, Inc. (Cambridge, MA), has a pre-IND program underway in novel treatments for respiratory syncytial virus (RSV) infections in children using Alnylam’s RNA-interference (RNAi) technology. The RSV program also includes ALN-RSV01, for which Cubist has opt-in rights after Alnylam completes a Phase 2b study of ALN-RSV01 for the treatment of RSV infection in adult lung transplant patients. Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the potential acquisition of Calixa by Cubist, CXA-201 as a treatment of serious Gram-negative bacterial infections in the hospital, the timing of filing of an NDA for CXA-201, and the timing of the closing of the acquisition of Calixa Therapeutics. The closing is subject to obtaining certain consents and the satisfaction of closing conditions specified in the agreement. There are many factors that could cause actual results to differ materially from those in the forward-looking statements regarding CXA-201. These factors include the following: Cubist’s ability to develop, manufacture and achieve commercial success for CXA-201 and other products that incorporate CXA-101; whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner for such products; Cubist’s ability to conduct successful clinical trials for such products in a timely manner; the demonstrated clinical efficacy and safety of CXA-201 or other products that incorporate CXA-101 as they relate to standards for regulatory approval and in comparison to competitive products; CXA-201 and other products that incorporate CXA-101 could take a significantly longer time to gain regulatory approval and market acceptance than Cubist expects or may never gain such approval or acceptance; the competition in the market for products that treat Gram-negative infections is intense and includes companies with greater resources than Cubist; other companies may develop additional products superior to, and/or which reach the market before CXA-201 and other products that incorporate CXA-101; technical difficulties or excessive costs relating to the manufacture of CXA-201 or other products that incorporate CXA-101; a smaller market for CXA-201 or other products that incorporate CXA-101 than Cubist currently anticipates; Cubist’s ability to adequately develop and maintain adequate protection for the intellectual property related to CXA-201 and other products that incorporate CXA-101; and a variety of other risks common to our industry that may be encountered with respect to the development, manufacture or commercialization of CXA-201 and other products that incorporate CXA-101, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and Cubist’s ability to attract and retain talented employees. Drug development involves a very high degree of risk. Success of a product candidate in early stage clinical trials or pre-clinical trials does not mean that subsequent trials will also be successful or that the candidate will be successfully commercialized.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent annual and quarterly reports with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference.

Forward-looking statements speak only as of the date of this release and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com